EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Accredited Home Lenders Holding Co. on Form S-8 of our report dated March 30, 2005, appearing in the Annual Report on Form 10-K of Accredited Home Lenders Holding Co. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

San Diego, California

April 15, 2005